DISTRIBUTION PLAN AND AGREEMENT

PURSUANT TO RULE 12B-1

UNDER THE INVESTMENT COMPANY ACT OF 1940

NORTHERN LIGHTS FUND TRUST

On behalf of its series

BULL PATH LONG/SHORT FUND AND

BULL PATH MID CAP OPPORTUNITY FUND

PLAN AND AGREEMENT made as of February 27, 2009 by and between Northern Lights Fund Trust (the "Trust") on behalf of its separate series, BULL PATH LONG/SHORT FUND AND BULL PATH MID CAP OPPORTUNITY FUND (each a “series” or “Fund” of the Trust) and the distributor for the Funds, Northern Lights Distributors, LLC (the “DISTRIBUTOR”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company which offers for public sale separate series of shares of beneficial interest, each corresponding to the distinct series/Funds which may be further divided into separate classes of shares (the "Shares"); and

WHEREAS, the Trust has entered into an Underwriting Agreement (the "Underwriting Agreement") with DISTRIBUTOR pursuant to which DISTRIBUTOR has agreed to serve as the distributor of the Shares of the Funds; and

WHEREAS, the Trust desires to adopt this Distribution Plan pursuant to Rule 12b-1 under the 1940 Act (the "Plan") on behalf of the Funds by the Trust's Board of Trustees (the "Board") pursuant to which the Trust, with respect to the Funds, will pay a distribution fee to DISTRIBUTOR in connection with the distribution of Funds Shares; and

WHEREAS, DISTRIBUTOR desires to serve as distributor of the Shares and to provide, or arrange for the provision of distribution services pursuant to the Plan;

NOW THEREFORE, the parties agree as follows:

1.  A. The Funds are authorized to pay to DISTRIBUTOR, as compensation for DISTRIBUTOR's account maintenance services under this Plan and Agreement, an account maintenance fee at the rate of 0.25%, and, as compensation for DISTRIBUTOR's sales and promotional activities and services under this Plan and Agreement, a distribution fee at the rate of 0.75%, on an annualized basis of the average net assets attributable to Class C Shares of each Fund. The Funds are authorized to pay to DISTRIBUTOR, as compensation for DISTRIBUTOR's account maintenance services under this Plan and Agreement, and as compensation for DISTRIBUTOR's sales and promotional activities and services under this Plan and Agreement, a combined account maintenance and distribution fee at the rate of 0.25% on an annualized basis of the average net assets attributable to Class A Shares of each Fund.  Such fees are to be paid by the Fund monthly, or at such other intervals as the Board shall determine. Such fees shall be based upon each Fund’s average daily net assets during the preceding month, and shall be calculated and accrued daily. DISTRIBUTOR shall use such fee, among other things, to make the payments contemplated by Paragraph 2(B) below and to pay interest and principal where such payments have been financed.

B. The Funds may pay fees to DISTRIBUTOR at a lesser rate than the fees specified in Section 1.A. of this Plan and Agreement as agreed upon by the Board and DISTRIBUTOR and as approved in the manner specified in subsections (a) and (b) of Paragraph 3 of this Plan.

2.  A. The Trust hereby authorizes DISTRIBUTOR to enter into Sub-Agreements with certain securities dealers or brokers, administrators and others ("Recipients") to provide compensation to such Recipients based on the net asset value of shares of the Funds held by clients or customers of that Recipient, for activities and services of the type referred to in Paragraph (B) of this Paragraph 2.  DISTRIBUTOR may also make payments to the investment adviser of the Funds for reimbursement of marketing related expenses and/or compensation for administrative assistance.

B. DISTRIBUTOR shall provide, or arrange for Recipients with which DISTRIBUTOR has entered into Sub-Agreements to provide, distribution services. The distribution services shall include assistance in the offering and sale of shares of the Funds and in other aspects of the marketing of the shares to clients or prospective clients of the respective Recipients including any advertising or marketing services provided by or arranged by DISTRIBUTOR with respect to the Funds.

3.  This Plan shall not take effect with respect to the Funds unless it has been approved, together with any related agreements, by a majority vote, cast in person at a meeting (or meetings) called for the purpose of voting on such approval, of: (a) the Board; and (b) those Trustees of the Trust who are not "interested person" of the Trust and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto (the "Independent Trustees").

4.  This Plan may continue in full force and effect with respect to the Funds for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in subsections (a) and (b) of paragraph 3.

5.  DISTRIBUTOR shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended with respect to the Funds by DISTRIBUTOR under this Plan and the purposes for which such expenditures were made.

6.  The Trust or the Funds may terminate this Plan at any time, without the payment of any penalty, by vote of the Board, by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of the Funds. DISTRIBUTOR may terminate this Plan with respect to the Trust or the Funds, without payment of penalty, upon sixty (60) days written notice to the Trust or the Funds. Notwithstanding the foregoing, this Plan shall terminate automatically in the event of its assignment.

7.  This Plan may not be amended to increase materially the amount of fees to be paid by the Funds unless such amendment is approved by a vote of a majority of the outstanding shares of the Funds, and no material amendment to the other provisions of this Plan shall be made unless approved in the manner provided for approval and annual renewal in subsections (a) and (b) of Paragraph 3 hereof.

8.  The amount of distribution fees payable by the Funds to DISTRIBUTOR under this Plan and the amounts received by DISTRIBUTOR under the Underwriting Agreement may be greater or lesser than the expenses actually incurred by DISTRIBUTOR on behalf of the Funds in serving as Distributor of the Shares. The distribution and account maintenance fees with respect to the Funds will be payable by the Funds to DISTRIBUTOR until either this Plan or the Distribution Agreement is terminated or not renewed with respect to the Shares of the Funds. If either this Plan or the Distribution Agreement is terminated or not renewed with respect to the Shares of the Funds, any distribution expenses incurred by DISTRIBUTOR on behalf of the Funds which are in excess of payments which DISTRIBUTOR has received or accrued through the termination date shall be the sole responsibility and liability of DISTRIBUTOR, and are not obligations of the Funds.

9.  While this Plan is in effect, the selection and nomination of the Trustees who are not interested persons of the Trust shall be made solely at the discretion of the Trustees who are not interested persons of the Trust.

10. As used in this Plan, the terms "majority of the outstanding voting securities," "assignment" and "interested person" shall have the same meanings as those terms have in the 1940 Act.

11. The Trust shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Paragraph 5 hereof for a period of not less than six years from the date thereof, the first two years in an easily accessible place.

12. The Trustees of the Trust and the shareholders of the Funds shall not be liable for any obligations of the Trust or the Funds under this Plan, and DISTRIBUTOR or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or the Funds in settlement of any such right or claim, and not to such Trustees or shareholders.

IN WITNESS WHEREOF, the Trust and DISTRIBUTOR have executed this Distribution Plan and Agreement as of the date first set forth above.

NORTHERN LIGHTS FUND TRUST

On behalf of its separate series

BULL PATH LONG/SHORT EQUITY FUND

AND BULL PATH MID CAP GROWTH FUND

                                                                    Attest: /s/ Emile R. Molineaux

                                                                            By: /s/ Andrew Rogers

                                                                    Emile R. Molineaux

                                                                                Andrew Rogers

                                                                                Secretary

                                                                            President

NORTHERN LIGHTS DISTRIBUTORS, LLC

As Distributor

                                                                    Attest: /s/ Sarah Witt

                                                                            By: /s/ Brian Nielsen

                                                                   Sarah Witt

                                                                                Brian Nielsen

                                                                               Legal Assistant

                                                                            President